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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Gaylord Entertainment Company for the offering of shares of Gaylord Entertainment Company common stock by certain selling shareholders and to the incorporation by reference therein of our reports (a) dated February 9, 2004, except for the ninth paragraph of Note 16, as to which the date is March 10, 2004, with respect to the consolidated financial statements of Gaylord Entertainment Company, and
(b) dated February 9, 2004 with respect to certain financial statement schedules included in Gaylord Entertainment Company's Amendment No. 2 to its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP


Nashville, Tennessee
April 19, 2004